Exhibit 4.4

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of August 28, 2009 by and among:

1.                                                               CHINA XUEDA EDUCATION LTD, an exempted company organized and existing under the laws of the Cayman Islands (the “Company”);

2.                                                               Golden Section Holding Corporation, a company organized and existing under the laws of the British Virgin Islands, one hundred percent (100%) of the equity interest of which is owned by Mr. Jin Xin (the “ BVI 1”);

3.                                                               Goodor Corporation, a company organized and existing under the laws of the British Virgin Islands, one hundred percent (100%) of the equity interest of which is owned by Mr. Li Rubin (the “ BVI 2”);

4.                                                               Nihao China Corporation, a company organized and existing under the laws of the British Virgin Islands, one hundred percent (100%) of the equity interest of which is owned by Mr.Yao Jinbo (the “ BVI 3”);

5.                                                               New Sky Resources Limited, a company organized and existing under the laws of the British Virgin Islands, one hundred percent (100%) of the equity interest of which is owned by Mr. Zhu Changyong (the “ BVI 4”);

6.                                                               KAIYUAN TECHNOLOGY LIMITED, a company organized and existing under the laws of the British Virgin Islands, one hundred percent (100%) of the equity interest of which is owned by Mr. Deng Qiang (the “ BVI 5”);

7.                                                               CHINA XUEDA CORPORATION LIMITED(), a company organized and existing under the laws of Hong Kong Special Administrative Region of the People’s Republic of China (the “PRC”), as a wholly-owned subsidiary of the Company (the “HK Co.”);

8.                                                               , a limited liability company organized and existing under the laws of the PRC, as a wholly-owned subsidiary of the HK Co. (the “PRC Subsidiary”);

9.                                                               a limited liability company organized and existing under the laws of the PRC (the “Xueda Information”);

10.                                                         , a limited liability company organized and existing under the laws of the PRC (the “Xueda Education”, together with Xueda Information, the “PRC Affiliates”, and each a “PRC Affiliate”);

11.                                                         , a limited liability company organized and existing under the laws of the PRC (the “Lezhijia Education”);

12.                                                         Each of the persons (each a “Founder”, and collectively, the “Founders”) as set forth in Schedule A attached hereto;

13.                                                         CDH XUEDA LIMITED, a company organized and existing under the laws of the British Virgin Islands (the “Series A1 Investor”); and

14.                                                         Each of the entities (each a “Series A2 Investor”, and collectively, the “Series A2 Investors”) as set forth in Schedule B attached hereto.

BVI1, BVI2, BVI3, BVI4 and BVI5 are collectively herein referred to as the “BVI Companies” and each, a “BVI Company”. The Company, the BVI Companies, the HK Co., the PRC Subsidiary, and the PRC Affiliates are referred to collectively herein as the “Group Companies”, and each, a “Group Company”.  The Series A1 Investor and the Series A2 Investors are referred to collectively herein as the “Investors” or “Preferred Shareholders”, and each, an “Investor” or “Preferred Shareholder”.

RECITALS

A.                                   The Group Companies, the Founders and the Investors have entered into a Preferred Share Purchase Agreement dated August 28, 2009 (the “Preferred Share Purchase Agreement”), under which the Company shall issue and allot an aggregate of 21,555,920 Series A1 Shares, par value US$0.0001 per share (the “Series A1 Shares”) to the Series A1 Investor and an aggregate of 8,796,920 Series A2 Shares, par value US$0.0001 per share (the “Series A2 Shares”, together with Series A1 Shares, the “Preferred Shares”, each a “Preferred Share”) to the Series A2 Investors .

B.                                     In connection with the consummation of the transactions contemplated by the Preferred Share Purchase Agreement, the parties hereto desire to enter into this Agreement and the Ancillary Agreements (as defined in the Preferred Share Purchase Agreement) for the governance, management and operations of the Group Companies and for the rights and obligations between and among the Preferred Shareholders and the Company.

C.                                     The Preferred Share Purchase Agreement provides that the execution and delivery of this Agreement by the parties shall be a condition precedent to the consummation of the transactions contemplated under the Preferred Share Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                       INFORMATION RIGHTS; BOARD REPRESENTATION.

1.1.                              Information and Inspection Rights.

(a)                                  Information Rights.  Each of the Group Companies covenants and agrees that, commencing on the date of this Agreement, the Group Companies shall deliver to the Investors:

(i)                                     audited annual consolidated financial statements, within one hundred twenty (120) days after the end of each fiscal year, prepared in accordance with the U.S. GAAP standard and audited by one of the “Big 4” international accounting firms or other reputable accounting firm approved by the Board of Directors of the Company (the “Board”);

(ii)                                  unaudited quarterly consolidated financial statements, within thirty (30) days of the end of each fiscal quarter prepared in accordance with the U.S. GAAP standard;

(iii)                               unaudited monthly consolidated financial statements, within twenty (20) days of the end of each month prepared in accordance with the U.S. GAAP standard;

(iv)                              an annual capital expenditure and operations budget and strategic plan for the approval of the Board for the following fiscal year, within thirty (30) days prior to the end of each fiscal year;

(v)                                 copies of all Company documents or other Company information sent to any shareholder;

(vi)                              upon the written request by the Investors, such other information as the Investors shall reasonably request from time to time (the above rights, collectively, the “Information Rights”).  All financial statements to be provided to the Investors pursuant to this Section 1.1(a) shall include an income statement, a balance sheet and a cash flow statement for the relevant period as well as for the fiscal year to-date and shall be prepared in conformance with the U.S. GAAP standard.

(b)                                 Inspection Rights.  Each of the Group Companies further covenants and agrees that, commencing on the date of this Agreement, for so long as the Investors continues to hold any Ordinary Shares (as defined in Section 4.1) of the Company, the Investors shall have (i) the right to inspect facilities, records and books of the Group Companies at any time during regular working hours upon reasonable prior notice to the Group Companies, and (ii) the right to discuss the business, operations and conditions of the Group Company with their respective directors, officers, employees, accountants, legal counsel and investment bankers (the “Inspection Rights”).

(c)                                  Termination of Rights.  The Information Rights and Inspection Rights shall terminate upon consummation of a firm commitment underwritten public offering of the ordinary shares of the Company (“Ordinary Shares”) in the United States, that has been registered under the United States Securities Act of 1933, as amended from time to time, including any successor statutes (the “Securities Act”), with the valuation of the Company in excess of US$100,000,000 immediately after a public offering and the total securities issued by the Company in such offering not less than 15% of all outstanding share capital of the Company after the offering, or in a similar public offering of the Ordinary Shares of the Company in Hong Kong or another jurisdiction which results in the Ordinary Shares trading publicly on a recognized international securities exchange; provided that such offering satisfies the foregoing valuation and offering share percentage is subject to the prior written approval of the holders of Preferred Shares (a “Qualified Public Offering”).

1.2.                              Board of Directors.  The Amended and Restated Memorandum and Articles of Association of the Company (the “Restated Memorandum and Articles”) shall provide that the Board of the Company shall consist of five (5) members, which number of members shall not be changed except pursuant to an amendment to the Restated Memorandum and Articles.  Effective from the date hereof,

(i)                                     The BVI Companies and their respective permitted assigns be entitled to jointly appoint and remove three (3) directors(the “Ordinary Directors”, and each a “Ordinary Director”), the Ordinary Directors shall be initially be Jin Xin, Li Rubin and Yao Jinbo;

(ii)                                  the Series A1 Investor and its permitted assigns shall be entitled to appoint and remove one (1) director (the “Series A1 Director”), the Series A1 Director shall be initially be Wang Jun; and

(iii)                               the Series A2 Investors and their respective permitted assigns shall be entitled to jointly appoint and remove one (1) director (the “Series A2 Director”, together with the Series A1 Director,  the “Series A Directors”, and each a “Series A Director”), the Series A2 Director shall be initially be Wang Yafei.

Each of the BVI Companies, the Series A1 Investor and the Series A2 Investors, and their respective permitted assigns, may remove a Director appointed by it, with or without cause and appoint a new Director in his place by notice in writing to the Company and the other parties.

A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than four (4) directors, which shall include at least two Ordinary Directors and the Series A1 Director.

The Series A1 Investor and its permitted assigns shall have the right to appoint an observer to any board meeting, who will participate in any discussion, but will have no voting rights except when explicitly authorized in written form by the Series A1 Director as the proxy when the Series A1 Director is absent.

1.3.                              Compensation Committee and Audit Committee.  The Company shall set up a compensation committee (the “Compensation Committee”), and an audit committee (the “Audit Committee”) (collectively, the “Committees”) at the time determined by the Board. The Compensation Committee shall be responsible for evaluating and recommending to the Board for action all matters related to the Company’s annual compensation and/or bonus plan, share option plan, and employee related compensation matters.  The Audit Committee shall be responsible for internal audit and nomination of auditors for the Company.  Any recommendation to be made to the Board shall require the approval by the majority of the members of the relevant Committee(s).  The Committees shall be held at least every three months.

2.                                       REGISTRATION RIGHTS.

2.1.                              Applicability of Rights. The Holders (as defined below) shall be entitled to the following rights with respect to any proposed public offering of the Company’s Ordinary Shares in the United States and shall be entitled to reasonably equivalent or analogous rights with respect to any other offering of the Company’s securities in Hong Kong or any other jurisdiction in which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

2.2.                              Definitions.  For purposes of this Section 2:

(a)                                  Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by filing a registration statement which is in a form which complies with, and is declared effective by the SEC (as defined below) in accordance with, the Securities Act.

(b)                                 Registrable Securities.  The term “Registrable Securities” means: (1) any Ordinary Shares of the Company issued or issuable pursuant to conversion of any shares of Preferred Shares issued (A) under the Preferred Share Purchase Agreement, or (B) pursuant to the Right of Participation (defined in Section 3.1), (2) any Ordinary Shares issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, any Preferred Shares described in clause (1) of this subsection (b), (3) any other Ordinary Shares of the Company owned or hereafter acquired by the holders of Preferred Shares.  Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not validly assigned in accordance with this Agreement, and any Registrable Securities which are sold in a registered public offering under the Securities Act or analogous statute of another jurisdiction, or sold pursuant to Rule 144 promulgated under the Securities Act or analogous rule of another jurisdiction.

(c)                                  Registrable Securities Then Outstanding.  The number of shares of “Registrable Securities then Outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding, issuable upon conversion of Preferred Shares then issued and outstanding, or issuable upon conversion or exercise of any warrant, right or other security then outstanding.

(d)                                 Holder.  For purposes of this Section 2, the term “Holder” means any person owning or having the rights to acquire Registrable Securities or any permitted assignee of record of such Registrable Securities to whom rights under this Section 2 have been duly assigned in accordance with this Agreement.

(e)                                  Form F-3.  The term “Form F-3” means such respective form under the Securities Act or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f)                                    SEC.  The term “SEC” or “Commission” means the U.S. Securities and Exchange Commission.

(g)                                 Registration Expenses.  The term “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.3, 2.4 and 2.5 hereof, including, without limitation, all registration and filing fees, printing expenses, fees, and disbursements of counsel for the Company, reasonable fees and disbursements of one counsel for all the Holders, “blue sky” fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(h)                                 Selling Expenses.  The term “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to Sections 2.3, 2.4 and 2.5 hereof.

(i)                                     Exchange Act.  The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute.

2.3.                              Demand Registration.

(a)                                  Request by Holders.  If the Company shall, at any time after the earlier of (i) the fourth (4th) anniversary of the date of this Agreement or (ii) six (6) months following the closing of a Qualified Public Offering, receive a written request from the Holders of at least 20% of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 2.3, then the Company shall, within ten (10) business days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2.3; provided that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 2.3 or Section 2.5 or in which the Holders had an opportunity to participate pursuant to the provisions of Section 2.4, other than a registration from which the Registrable Securities of the Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 2.4(a).  The Company shall be obligated to effect no more than two (2) Registrations pursuant to this Section 2.1.  For purposes of this Agreement, reference to registration of securities under the Securities Act and the Exchange Act shall be deemed to mean the equivalent registration in a jurisdiction other than the United States as designated by such Holders, it being understood and agreed that in each such case all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, U.S. law and the SEC, shall be deemed to refer, to the equivalent statutes, rules, forms of registration statements, registration of securities and laws of and equivalent government authority in the applicable non-U.S. jurisdiction. In addition, “Form F-3” shall be deemed to refer to Form S-3 or any comparable form under the U.S. securities laws in the condition that the Company is not at that time eligible to use Form F-3.

(b)                                 Underwriting.  If the Holders initiating the registration request under this Section 2.3 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.3 and the Company shall include such information in the Request Notice.  In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company.  Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company or any subsidiary of the Company; provided further, that at least twenty-five percent (25)% of shares of Registrable Securities requested by the Holders to be included in such underwriting and registration shall be so included.  If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement.  Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c)                                  Deferral.  Notwithstanding the foregoing, if the Company shall furnish to Holders requesting registration pursuant to this Section 2.3, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further, that the Company shall not register any other of its shares during such twelve (12) month period.  A demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.

2.4.                              Piggyback Registrations.

(a)                                  The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any employee benefit plan or a corporate reorganization), and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder.  Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement.  If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b)                                 Underwriting.  If a registration statement under which the Company gives notice under this Section 2.4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities.  In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting.  Notwithstanding any other provision of this Agreement but subject to Section 4, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Holder, and third, to holders of other securities of the Company; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the aggregate number of shares of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded.  If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement.  Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c)                                  Not Demand Registration.  Registration pursuant to this Section 2.4 shall not be deemed to be a demand registration as described in Section 2.3 above.  There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.4.

2.5.                              Form F-3.  In case the Company shall receive from any Holder or Holders of 20% of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a)                                  Notice.  Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)                                 Registration.  As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 2.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.5:

(i)                                     if Form F-3 is not available for such offering by the Holders;

(ii)                                  if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$500,000;

(iii)                               if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Form F-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement no more than once during any twelve (12) month period for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.5; provided that the Company shall not register any of its other shares during such ninety (90) day period;

(iv)                              if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Sections 2.3(b) and 2.4(a); or

(v)                                 in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

Subject to the foregoing, the Company shall file a Form F-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

(c)                                  Not Demand Registration.  Form F-3 registrations shall not be deemed to be demand registrations as described in Section 2.3 above.  Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.5.

2.6.                              Expenses.  All Registration Expenses incurred in connection with any registration pursuant to Sections 2.3, 2.4 or 2.5 (but excluding Selling Expenses) shall be borne by the Company.  Each Holder participating in a registration pursuant to Sections 2.3, 2.4 or 2.5 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders.  Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to Section 2.3; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to Section 2.3.

2.7.                              Obligations of the Company.  Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a)                                  Registration Statement.  Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or, in the case of Registrable Securities registered under Form F-3 in accordance with Rule 415 under the Securities Act or a successor rule, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, such ninety (90) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

(b)                                 Amendments and Supplements.  Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c)                                  Prospectuses.  Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d)                                 Blue Sky.  Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e)                                  Underwriting.  In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering.  Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)                                    Notification.  Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)                                 Opinion and Comfort Letter.  Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) letters dated as of (x) the effective date of the registration statement covering such Registrable Securities and (y) the closing date of the offering, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

2.8.                              Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.3, 2.4 or 2.5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities.

2.9.                              Indemnification.  In the event any Registrable Securities are included in a registration statement under Sections 2.3, 2.4 or 2.5:

(a)                                  By the Company.  To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other United States federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i)                                     any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii)                                  the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii)                               any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any United States federal or state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any United States federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as such expenses are incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, legal counsel, underwriter or controlling person of such Holder.

(b)                                 By Selling Holders.  To the extent permitted by law, each selling Holder will, if Registrable Securities held by Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent)

that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that in no event shall any indemnity under this Section 2.9(b) exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises.

(c)                                  Notice.  Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 2.9 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d)                                 Contribution.  In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 2.9; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that a Holder (together with its related persons) is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion.  The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e)                                  Survival; Consents to Judgments and Settlements.  The obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes.  No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.10.                        Termination of the Company’s Obligations.  The Company shall have no obligations pursuant to Sections 2.3, 2.4 and 2.5 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Sections 2.3, 2.4 or 2.5 more than two (2) years after the Qualified Public Offering, or, if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may then be sold without registration in any ninety (90) day period pursuant to Rule 144 promulgated under the Securities Act.

2.11.                        No Registration Rights to Third Parties.  Without the prior written consent of the holders of a majority of the Preferred Shares then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form F-3 registration rights described in this Section 2, or otherwise) relating to any securities of the Company which are senior to, or on a parity with, those granted to the Holders of Registrable Securities.

2.12.                        Rule 144 Reporting.  With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form F-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:

(a)                                  Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b)                                 File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c)                                  So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s initial public offering), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form F-3  (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3.

2.13.                        Market Stand-Off.  Each party agrees that, so long as it holds any voting securities of the Company, upon request by the Company or the underwriters managing the initial public offering of the Company’s securities, it will not sell or otherwise transfer or dispose of any securities of the Company (other than those permitted to be included in the registration and other transfers to affiliates permitted by law) without the prior written consent of the Company or such underwriters, as the case may be, for a  period of time specified by the representative of the underwriters not to exceed 180 days from the effective date of the registration statement covering such initial public offering or the pricing date of such offering as may be requested by the underwriters. The Company shall use commercially reasonable efforts to take all steps to shorten such lock-up period. The foregoing provision of this Section 2.13 shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement, and shall only be applicable to the Holders if all other shareholders of the Company enter into similar agreements, and if the Company or any underwriter releases any other shareholder from his, her or its sale restrictions so undertaken, then each Holder shall be notified prior to such release and shall itself be simultaneously released to the same proportional extent. The Company shall require all future acquirers of the Company’s securities to execute prior to a Qualified Public Offering a market stand-off agreement containing substantially similar provisions as those contained in this Section 2.13.

3.                                       RIGHT OF PARTICIPATION.

3.1.                              General.  The Preferred Shareholder and any holder of Preferred Shares to which rights under this Section 3 have been duly assigned in accordance with Section 9 (hereinafter referred to as a “Participation Rights Holder”) shall have the right of first refusal to purchase such Participation Rights Holder’s Pro Rata Share (as defined below), of all (or any part) of any New Securities (as defined in Section 3.3) that the Company may from time to time issue after the date of this Agreement (the “Right of Participation”).

3.2.                              Pro Rata Share.  A Participation Rights Holder’s “Pro Rata Share” for purposes of the Right of Participation is the ratio of (a) the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such Participation Rights Holder, to (b) the total number of Ordinary Shares held by all of the Participation Rights Holders (calculated on a fully-diluted and as-converted basis) immediately prior to the issuance of New Securities giving rise to the Right of Participation.

3.3.                              New Securities.  “New Securities” shall mean any Preferred Shares, Ordinary Shares or other voting shares of the Company and rights, options or warrants to purchase such Preferred Shares, Ordinary Shares and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Preferred Shares, Ordinary Shares or other voting shares, provided, however, that the term “New Securities” shall not include:

(a)                                  the Ordinary Shares (and/or options or warrants therefor) issued to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to the Company’s employee share option plans approved by the Board and holders of Preferred Shares in accordance with Section 8 hereof;

(b)                                 any shares of Preferred Shares issued under the Preferred Share Purchase Agreement, as such agreement may be amended and any Ordinary Shares issued pursuant to the conversion thereof;

(c)                                  any securities issued in connection with any share split, share dividend or other similar event in which all Participation Rights Holders are entitled to participate on a pro rata basis;

(d)                                 any securities issued upon the exercise, conversion or exchange of any outstanding security if such outstanding security constituted a New Security;

(e)                                  any securities issued pursuant to a Qualified Public Offering; or

(f)                                    any securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity.

3.4.                              Procedures.

(a)                                  First Participation Notice.  In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Participation Rights Holder written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities.  Subject to Section 3.6, each Participation Rights Holder shall have twenty (20) business days from the date of receipt of any such First Participation Notice to agree in writing to purchase such Participation Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Participation Rights Holder’s Pro Rata Share).  If any Participation Rights Holder fails to so agree in writing within such twenty (20) business day period to purchase such Participation Rights Holder’s full Pro Rata Share of an offering of New Securities, then such Participation Rights Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not agree to purchase.

(b)                                 Second Participation Notice; Oversubscription.  If any Participating Rights Holder fails or declines to exercise its Right of Participation in accordance with subsection (a) above, the Company shall promptly give notice (the “Second Participation Notice”) to other Participating Rights Holders who exercised their Right of Participation (the “Right Participants”) in accordance with subsection (a) above.  Subject to Section 3.6, each Right Participant, other than a Participating Rights Holder who fails or declines to exercise its Right of Participation in accordance with subsection (a) above, shall have five (5) business days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number”).  Such notice may be made by telephone if confirmed in writing within in two (2) business days.  If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, each oversubscribing Right Participant will be cut back by the Company with respect to its oversubscription to that number of remaining New Securities equal to the lesser of (x) the Additional Number and (y) the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction, the numerator of which is the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such oversubscribing Right Participant and the denominator of which is the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by all the oversubscribing Right Participants.  Each Right Participant shall be obligated to buy such number of New Securities as determined by the Company pursuant to this Section 3.4 and the Company shall so notify the Right Participants within fifteen (15) business days following the date of the Second Participation Notice.

3.5.                              Failure to Exercise.  Upon the expiration of the Second Participation Period, or in the event no Participation Rights Holder exercises the Right of Participation within twenty (20) days following the issuance of the First Participation Notice, the Company shall have ninety (90) days thereafter to sell the New Securities described in the First Participation Notice (with respect to which the Right of Participation hereunder were not exercised) at the same or higher price and upon non-price terms not materially more favorable to the purchasers thereof than specified in the First Participation Notice.  In the event that the Company has not issued and sold such New Securities within such ninety (90) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Participation Rights Holders pursuant to this Section 3.

3.6.                              Notwithstanding anything to the contrary, the number of the New Securities subject to the Right of Participation under this Section 3 shall not exceed forty-nine percent (49%) of the total number of the New Securities in each issuance.

3.7.                              Termination.  The Right of Participation for each Participation Rights Holder shall terminate upon a Qualified Public Offering.

4.                                       TRANSFER RESTRICTIONS.

4.1.                              Certain Definitions.  For purposes of this Section 4, “Ordinary Shares” means (i) the Company’s outstanding Ordinary Shares, (ii) the Ordinary Shares issued or issuable upon conversion of the Company’s outstanding Preferred Shares, (iii) the Ordinary Shares issuable upon exercise of outstanding options or warrants and (iv) the Ordinary Shares issuable upon conversion of any outstanding convertible securities; “Preferred Shareholder” means each of the Preferred Shareholders and their permitted assignees to whom their rights under this Section 4 have been duly assigned in accordance with this Agreement; and “Ordinary Shareholder” means any holder of Ordinary Shares of the Company.

4.2.                              Preferred Shareholders’ Right of First Refusal.  Subject to Section 4.5 of this Agreement, if any of the BVI Companies or any shareholder holding Ordinary Shares or Preferred Shares of the Company (the “Selling Shareholder”) proposes to sell or transfer any Ordinary Shares or Preferred Shares held by it, then the Selling Shareholder shall promptly give written notice (the “Transfer Notice”) to the Company and each of the Preferred Shareholders (the “Non-Selling Shareholders”) prior to such sale or transfer.  The Transfer Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the number of Ordinary Shares or Preferred Shares to be sold or transferred (the “Offered Shares”), the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.  The Non-Selling Shareholders shall have an option for a period of thirty (30) days from receipt of the Transfer Notice to elect to purchase the Offered Shares at the same price and subject to the same terms and conditions as described in the Transfer Notice.  The Non-Selling Shareholders may exercise such purchase option and purchase all or any portion of the Offered Shares by notifying the Selling Shareholder in writing before expiration of such thirty (30) days period as to the number of shares that it wishes to purchase.  Each Non-Selling Shareholder will have the right, exercisable upon written notice (the “Non-Selling Shareholder’s First Refusal Notice”) to the Selling Shareholder, the Company and each other Non-Selling Shareholder within thirty (30) days after receipt of the Transfer Notice (the “Non-Selling Shareholder’s First Refusal Period”) of its election to exercise its right of first refusal hereunder.  The Non-Selling Shareholder’s First Refusal Notice shall set forth the number of Offered Shares that such Non-Selling Shareholder wishes to purchase, which amount shall not exceed the First Refusal Allotment (as defined below) of such Non-Selling Shareholder.  Such right of first refusal shall be exercised as follows:

(a)                                  First Refusal Allotment.  Each Non-Selling Shareholder shall have the right to purchase that number of the Offered Shares (the “First Refusal Allotment”) equivalent to the product obtained by multiplying (x) the aggregate number of the Offered Shares by (y) a fraction, the numerator of which is the number of Ordinary Shares held by such Non-Selling Shareholder at the time of the transaction and the denominator of which is the total number of Ordinary Shares owned by all Non-Selling Shareholders at the time of the transaction who elect to participate in the right of first refusal purchase.  A Non-Selling Shareholder shall not have a right to purchase any of the Offered Shares unless it exercises its right of first refusal within the Non-Selling Shareholder’s First Refusal Period to purchase up to all of its First Refusal Allotment of the Offered Shares.  To the extent that any Non-Selling Shareholder does not exercise its right of first refusal to the full extent of its First Refusal Allotment, the Selling Shareholder and the exercising Non-Selling Shareholders shall, at the exercising Non-Selling Shareholders’ sole discretion, within five (5) days after the end of the First Refusal Period, make such adjustment to the First Refusal Allotment of each exercising Non-Selling Shareholder so that any remaining Offered Shares may be allocated to those Non-Selling Shareholders exercising their rights of first refusal on a pro rata basis.

(b)                                 Purchase Price.  The purchase price for the Offered Shares to be purchased by the Non-Selling Shareholders exercising their right of first refusal will be the price set forth in the Transfer Notice, but will be payable as set forth below. If the purchase price in the Transfer Notice includes consideration other than cash, the cash equivalent value of the non-cash consideration will be as previously determined by the Board in good faith, which determination will be binding upon the Company, the Selling Shareholder and the Non-Selling Shareholders, absent fraud or error.  Payment of the purchase price for the Offered Shares purchased by the Non-Selling Shareholders shall be made within ten (10) days following the date of the Non-Selling Shareholder’s First Refusal Expiration Notice (as defined in the Section 4.2(c) below) by wire transfer or check as directed by the Selling Shareholder.

(c)                                  Expiration Notice.  Within fifteen (15) days after the expiration of the Non-Selling Shareholder’s First Refusal Period, the Company will give written notice (the “First Refusal Expiration Notice”) to each of the Selling Shareholders and the Non-Selling Shareholders specifying either (i) that all of the Offered Shares were subscribed by the Non-Selling Shareholders exercising their rights of first refusal, or (ii) that the Non-Selling Shareholders have not subscribed for all of the Offered Shares in which case the First Refusal Expiration Notice will specify the Co-Sale Pro Rata Portion (as defined below) of the remaining Offered Shares for the purpose of the co-sale right of the holders of the Preferred Shares described in the Section 4.3 below.

(d)                                 Rights of a Selling Shareholder.  If any Non-Selling Shareholder exercises its right of first refusal to purchase the Offered Shares, then, upon the date the notice of such exercise is given by the Non-Selling Shareholder, the Selling Shareholder will have no further rights as a holder of such Offered Shares except the right to receive payment for such Offered Shares from such Non-Selling Shareholder in accordance with the terms of this Agreement, and the Selling Shareholder will forthwith cause all certificate(s) evidencing such Offered Shares to be surrendered to the Company for transfer to such Non-Selling Shareholder, and shall also deliver a duly executed instrument of transfer in respect of such Offered Shares to the Company for effecting the transfer of such Offered Shares to the relevant Non-Selling Shareholder.

4.3.                              Preferred Shareholders’ Co-Sale Right.  In the event that the Non-Selling Shareholders have not exercised their right of first refusal with respect to any or all of the Offered Shares and the Selling Shareholder is the Ordinary Shareholder, then the remaining Offered Shares not subscribed for under the right of first refusal pursuant to Section 4.2 above shall be subject to co-sale rights under this Section 4.3 and each Preferred Shareholder shall have the right, exercisable upon written notice to the Selling Shareholder, the Company and each other Preferred Shareholder (the “Co-Sale Notice”) within ten (10) days after receipt of First Refusal Expiration Notice (the “Co-Sale Right Period”), to participate in such sale of the Offered Shares on the same terms and conditions as set forth in the Transfer Notice.  The Co-Sale Notice shall set forth the number of Ordinary Shares (on both an absolute and as-converted to Ordinary Shares basis) that such participating Preferred Shareholder wishes to include in such sale or transfer, which amount shall not exceed the Co-Sale Pro Rata Portion (as defined below) of such Preferred Shareholder.  To the extent one or more of the Preferred Shareholders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Ordinary Shares that such Selling Shareholder may sell in the transaction shall be correspondingly reduced.  The co-sale right of each Preferred Shareholder shall be subject to the following terms and conditions:

(a)                                  Co-Sale Pro Rata Portion.  Each Preferred Shareholder may sell all or any part of that number of Ordinary Shares held by it that is equal to the product obtained by multiplying (x) the aggregate number of the Offered Shares subject to the co-sale right hereunder by (y) a fraction, the numerator of which is the number of Ordinary Shares (on an as-converted basis) owned by the Preferred Shareholder at the time of the sale or transfer and the denominator of which is the combined number of Ordinary Shares (on an as-converted basis) at the time owned by all Preferred Shareholders who elect to exercise their co-sale rights (if any Preferred Shareholder does not elect to exercise the co-sale right to the full extent then its Ordinary Shares (on as-converted basis) for calculation in the denominator shall be proportionately reduced) and the Selling Shareholder (“Co-Sale Pro Rata Portion”).

(b)                                 Transferred Shares.  Each participating Preferred Shareholder shall effect its participation in the sale by promptly delivering to the Selling Shareholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

(i)                                     the number of Ordinary Shares which such Preferred Shareholder elects to sell;

(ii)                                  that number of Preferred Shares which is at such time convertible into the number of Ordinary Shares that such Preferred Shareholder elects to sell; provided in such case that, if the prospective purchaser objects to the delivery of Preferred Shares in lieu of Ordinary Shares, such Preferred Shareholder shall convert such Preferred Shares into Ordinary Shares and deliver Ordinary Shares as provided in Subsection 4.3(b)(i) above. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser; or

(iii)                               or a combination of the above; together with an instruments of transfer duly executed by such participating Preferred Shareholder.

(c)                                  Payment to Preferred Shareholders.  The share certificate or certificates, and an instrument of transfer duly executed by the participating Preferred Shareholder, that the participating Preferred Shareholder delivers to the Selling Shareholder pursuant to Section 4.3(b) shall be transferred to the prospective purchaser in consummation of the sale of the Offered Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to such  Preferred Shareholder that portion of the sale proceeds to which such  Preferred Shareholder is entitled by reason of its participation in such sale.  To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase any shares or other securities from a Preferred Shareholder exercising its co-sale right hereunder, the Selling Shareholder shall not sell to such prospective purchaser or purchasers any Ordinary Shares unless and until, simultaneously with such sale, the Selling Shareholder shall purchase such shares or other securities from such Preferred Shareholder.

(d)                                 Right to Transfer.  To the extent the Preferred Shareholders do not elect to purchase, or to participate in the sale of, any or all of the Offered Shares subject to the Transfer Notice, the Selling Shareholder may, not later than ninety (90) days following delivery to the Company and each of the Preferred Shareholders of the Transfer Notice, conclude a transfer of the Offered Shares covered by the Transfer Notice and not elected to be purchased by the Company or the Non-Selling Shareholders, which in each case shall be on substantially the same terms and conditions as those described in the Transfer Notice.  Any proposed transfer on terms and conditions which are materially different from those described in the Transfer Notice, as well as any subsequent proposed transfer of any Ordinary Shares by the Selling Shareholder, shall again be subject to the right of first refusal of the Non-Selling Shareholders and the co-sale right of the Preferred Shareholders and shall require compliance by the Selling Shareholder with the procedures described in Sections 4.2, and 4.3 of this Agreement.

4.4.                            Notwithstanding anything to the contrary, Section 4.2 and 4.3 shall not apply to any proposed transfer of Preferred Shares by the Preferred Shareholder to one or more of its affiliates at such price, terms and conditions as may be agreed between the Preferred Shareholder and the transferee, without prejudice to the rights of the Preferred Shareholder to purchase any Offered Shares to be transferred by any other shareholders pursuant to Section 4.2 and 4.3.

4.5.                            The shareholders specifically agree that the restrictions with regard to the transfer of the Ordinary Shareholders’ shares in the Company as described under this Section 4 shall apply equally to transfer of the shares in the BVI Companies, as if each of the provisions under this Section 4 has been repeated under this Section 4.5 with regard to transfer of the shares in the BVI Companies except that the reference to the shares in the Company has been revised to refer to the shares in the BVI Companies.

4.6.                            Restriction on Indirect Transfers.  Notwithstanding anything to the contrary contained herein, without the prior written approval of holders of more than fifty percent (50%) of the Preferred Shares:

(a)                                 (i) The Founders shall not, directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions any equity interest held, directly or indirectly, by him or her in the BVI Companies to any person; and (ii) the BVI Companies shall not, and the Founders shall not cause the BVI Companies to, issue to any person any equity securities of the BVI Companies or any options or warrants for, or any other securities exchangeable for or convertible into, such equity securities of the BVI Companies.

(b)                                 The Founders and the BVI Companies shall not, and shall not cause or permit any other person to, directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions any equity interest held or controlled by him or the BVI Companies respectively in the Company to any person.  Any transfer in violation of this Section 4.6 shall be void and the Company hereby agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such equity interest without the prior written approval of holders of more than fifty percent (50%) of the Preferred Shares.

(c)                                  Each Group Company shall not, and the Founders shall not cause any Group Company to, issue to any person any equity securities of such Group Company, or any options or warrants for, or any other securities exchangeable for or convertible into, such equity securities of such Group Company.

4.7.                            Guarantees by the Founders.  The Founders guarantee and warrant the performance and obligations of the BVI Companies under this Agreement.

4.8.                            Legend.

(a)                                 Each certificate representing the Ordinary Shares shall be endorsed with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE ARTICLES OF ASSOCIATION AND A SHAREHOLDERS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

(b)                                 Each party agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 4.8(a) above to enforce the provisions of this Agreement and the Company agrees to promptly do so.  The legend shall be removed upon termination of the provisions of this Section 4.

4.9.                            Term.  The provisions under this Section 4 shall terminate upon the closing of a Qualified Public Offering.

5.                                      REDEMPTION.

5.1.                            Redemption by the Company.  Notwithstanding anything to the contrary herein, if (i) the Company fails to consummate a Qualified Public Offering on or before December 31, 2011, or (ii) the Company satisfies all the conditions and prerequisites for a Qualified Public Offering according to the opinions provided by an independent investment bank designated by the Series A1 Investor, and the Series A1 Director has approved a proposal to initiate such a Qualified Public Offering on a meeting of board of directors, however, such proposal is rejected by other Directors, or (iii) there is a material breach by the Company or any of the Group Companies or the Founders of any of their respective warranties and undertakings set forth in the Preferred Share Purchase Agreement, then subject to the Companies Law (2007 Revision) of the Cayman Islands and, if so requested by the holders of at least fifty percent (50%) of the Preferred Shares, the Company shall redeem all, but not less than all, of the outstanding Preferred Shares out of funds legally available therefore (the “Redemption”).  The price at which each Preferred Share shall be redeemed shall be equal to

IP x (115%)N, where

IP = Original Contribution (as defined in Section 7.1) for each Preferred Share; and

N = a fraction the numerator of which is the number of calendar days between date the holders of the Preferred Shares acquired their Preferred Shares and the relevant Redemption Date (as defined below) on which such Preferred Share is redeemed and the denominator of which is 365, plus all declared but unpaid dividends thereon up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers (the “Redemption Price”).

If the Company do not have sufficient cash or funds legally available to redeem all of the Preferred Shares required to be redeemed in accordance with any applicable law, the remainder will be paid in the form of a one-year promissory note issued by the Company to such holders of Preferred Shares, which shall bear a compound interest at the rate of 15% per annum with a security provided by the Founders in a form acceptable to the holders of the Preferred Shares.

5.2.                            Notice.  A 30-day prior notice of redemption by such holders of at least fifty percent (50%) of the Preferred Shares shall be given by hand or by mail to the registered office of the Company (the “Redemption Notice”).  The Redemption Notice shall specify the date of Redemption (the “Redemption Date”) which shall be the 30th day commencing from the date of the Redemption Notice unless otherwise agreed.

5.3.                            Surrender of Certificates.  Before any holder of Preferred Shares shall be entitled for redemption under the provisions of this Article 5, such holder shall surrender his or her certificate or certificates representing such Preferred Shares to be redeemed to the Company, and the Redemption Price shall be payable on the Redemption Date to the order of the person whose name appears on such certificate or certificates as the owner of such shares and each such certificate shall be cancelled on the Redemption Date. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed shares.  Upon cancellation of the certificate representing such Preferred Shares to be redeemed, all dividends on such Preferred Shares designated for redemption on the relevant Redemption Date shall cease to accrue and all rights of the holders thereof, except the right to receive the Redemption Price thereof (including all accrued and unpaid dividend up to the relevant redemption date), without interest, shall cease and terminate and such Preferred Shares shall be cancelled by the Company.

5.4.                            Restriction on Distribution.  If the Company fail (for whatever reason) to redeem any Preferred Shares on its due date for redemption then, as from such date until the date on which the same are redeemed the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

5.5.                            To the extent permitted by law, the Company shall procure that the profits of each subsidiary and affiliate of the Company for the time being legally available for distribution shall be paid to it by way of dividend or otherwise if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available for distribution to make any redemption of Preferred Shares required to be made pursuant to this Article 5.

5.6.                            The provisions under this Section 5 shall terminate upon the closing of a Qualified Public Offering.

6.                                      DRAG-ALONG RIGHT.

If at any time after December 31, 2011 and before a Qualified Public Offering, there shall be an offer from a third party to effect a Trade Sale (as defined below), and if so requested by written notice from the holder(s) of more than fifty percent (50%) of the outstanding Preferred Shares, all the shareholders of the Company and their respective assigns shall consent to, enter into any agreement in connection with, and participate in, and use their best efforts to cause all other shareholders of the Company, if any, to consent to, enter into any agreement in connection with, any participate in, such Trade Sale; provided that the holder(s)

of more than fifty percent (50%) of the Preferred Shares have approved the terms and conditions of such Trade Sale and have committed to participate in such Trade Sale.  For purpose of this Agreement, “Trade Sale” means either (i) a merger, consolidation, share purchase, or other business combination of the Company with or into any other business entity in which the shareholders of the Company immediately after such merger, consolidation, share purchase or business combination hold shares representing less than a majority of the voting power of the outstanding share capital of the surviving business entity, or (ii) the sale, lease, transfer or other disposition of all or substantially all of the Company’s assets.

7.                                      LIQUIDATION.

7.1.                            Liquidation Preference.  Subject to applicable laws, in the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Preferred Shares shall be entitled to receive, prior to any distribution to the holders of the Ordinary Shares or any other class or series of shares then outstanding, an amount equal to Preferred Shareholders’ respective direct or indirect original capital contribution to the Company as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein, as set forth under the caption “Original Contribution” in Exhibit A hereto (the “Original Contribution”), plus all declared but unpaid dividends thereon (including the Original Contribution, the “Preferred Share Preference Amount”).  Any remaining funds or assets of the Company legally available for distribution to shareholders shall be distributed on a pro rata, pari passu basis among the holders of the Preferred Shares (on an as-converted basis), together with the holders of the Ordinary Shares.  If the Company has insufficient assets to permit payment of the Preferred Share Preference Amount in full to all holders of Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Preferred Shares in proportion to the full Preferred Share Preference Amount each such holder of Preferred Shares would otherwise be entitled to receive under this Section 7.1.

7.2.                            Any sale of shares, merger, consolidation or other similar transaction involving the Company in which its shareholders do not retain a majority of the voting power in the surviving entity, or a sale of all or substantially all the Company’s assets, shall in each case be deemed a liquidation, dissolution or winding up of the Company, such that the provision of Section 7 shall apply as if all consideration received by the Company and its shareholders in connection with such event were being distributed in a liquidation of the Company. If the requirements of this Section 7 are not complied with, the Company shall forthwith either (i) cause such closing to be postponed until such time as the requirements of this Section 7 have been complied with, or (ii) cancel such transaction.

7.3.                            Notwithstanding any other provision of this Section 7, the holders of the Preferred Shares shall irrevocably waive the right of liquidation preference set forth in Section 7.1, and thereafter, any funds or assets of the Company legally available for distribution to shareholders shall be distributed on a pro rata, pari passu basis among the holders of the Preferred Shares (on an as-converted basis), together with the holders of the Ordinary Shares, provided that the holders of the Preferred Shares receive the distribution no less than two hundred percent (200%) of Preferred Share Preference Amount pursuant to this Section 7.3.

7.4.                            Notwithstanding any other provision of this Section 7, the Company may at any time, out of funds legally available therefor and subject to compliance with the provisions of the Companies Law (2007 Revision) of the Cayman Islands, repurchase Ordinary Shares of the Company issued to or held by employees, officers or consultants of the Company or its subsidiaries upon termination of their employment or services, pursuant to any bona fide agreement providing for such right of repurchase, whether or not dividends on the Preferred Shares shall have been declared.

7.5.                            In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holders of Preferred Shares and Ordinary Shares shall be that as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board, which decision shall include the affirmative vote from the Series A1 Director.  Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(i)                         If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day ending one (1) day prior to the distribution;

(ii)                      If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)                   If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board.

The method of valuation of securities subject to restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board. The holders of at least fifty percent (50%) of the Preferred Shares, shall have the right to challenge any determination by the liquidator or the Board, as the case may be, of fair market value pursuant to this Section 7, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the liquidator or the Board, as the case may be, and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging party.

8.                                      ASSIGNMENT AND AMENDMENT.

8.1.                            Assignment and Amendment.  Notwithstanding anything herein to the contrary:

(a)                                 Information Rights; Registration Rights.  The Information and Inspection Rights under Section 1.1 may be assigned to any holder of Preferred Shares in connection with a transfer of shares of the Company by such Preferred Shareholder; and the registration rights of the Holders under Section 2 may be assigned to any Holder or to any person acquiring Registrable Securities; provided, however, that in either case no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 9.

(b)                                 Right of Participation; Right of First Refusal; Co-Sale Right; Drag-Along Right.  The rights of the Preferred Shareholder under Sections 3, 4, and 6 are fully assignable in connection with a transfer of shares of the Company by such Preferred Shareholder; provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by the Preferred Shareholder stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement.

8.2.                            Amendment of Rights.  Any provision in this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) as to the Company, only by the Company; (ii) as to the Series A1 Investor, only by the Series A1 Investor; as to the Series A2 Investors, by persons or entities holding more than fifty percent (50%) of the Preferred Shares held by the holders of the Preferred Shares and their permitted assigns; provided, however, that any holder of Preferred Shares may waive any of its rights hereunder without obtaining the consent of any other holders of Preferred Shares or their assigns; and (iii) as to the holders of Ordinary Shares, by persons or entities holding a majority of the Ordinary Shares and their assigns; provided, however, that any holder of Ordinary Shares may waive any of its rights hereunder without obtaining the consent of any other holders of Ordinary Shares or their assigns.  Any amendment or waiver effected in accordance with this Section 9.2 shall be binding upon the Company, the Investors, the holders of Ordinary Shares and their respective assigns.

9.                                      CONFIDENTIALITY AND NON-DISCLOSURE.

9.1.                            Disclosure of Terms.  The terms and conditions of this Agreement and the Preferred Share Purchase Agreement, and all exhibits and schedules attached to such agreements (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that is in the public domain other than caused by the breach of the confidentiality obligations hereunder.

9.2.                            Press Releases, Etc.  Any press release issued by the Company shall not disclose any of the Financing Terms and the final form of such press release shall be approved in advance in writing by the Investors.  No other announcement regarding any of the Financing Terms in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the Investors’ prior written consent.

9.3.                            Permitted Disclosures.  Notwithstanding the foregoing, any party may disclose any of the Financing Terms to its current or bona fide prospective investor,

employees, investment bankers, lenders, partners, accountants and attorneys, in each case only where such persons or entities have the need to know such information and are subject to appropriate nondisclosure obligations.  Without limiting the generality of the foregoing, the Investors shall be entitled to disclose the Financing Terms for the purposes of fund reporting or inter-fund reporting or to their fund manager, other funds managed by their fund manager and their respective auditors, counsel, directors, officers, employees, shareholders or investor.

9.4.                            Legally Compelled Disclosure.  In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement and the Preferred Share Purchase Agreement, any of the exhibits and schedules attached to such agreements, or any of the Financing Terms hereof in contravention of the provisions of this Section 10, such party (the “Disclosing party”) shall provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy.  In such event, the Disclosing party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing party.

9.5.                            Other Information.  The provisions of this Section 10 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties with respect to the transactions contemplated hereby.

9.6.                            Notices.  All notices required under this section shall be made pursuant to Section 12.1 of this Agreement.

10.                               PROTECTIVE PROVISIONS.

In addition to such other limitations as may be provided in the Restated Memorandum and Articles, the following acts shall require (i) the prior written approval of the holder(s) of more than fifty percent (50%) of the Preferred Shares, in the event that any such matter set forth below is by applicable laws required to be determined by members of the Company; or (ii)the prior written approval of one or more Series A Directors appointed by the holder(s) of more than fifty percent (50%) of the Preferred Shares, in the event that any such matter set forth below is by applicable laws required to be determined by the board of the Company:

(a)                                 adoption or change to the Memorandum and Articles of Association or other charter documents of any Group Company;

(b)                                 establishment of any board committee and the delegation of any authority to the Board of Directors of any Group Company;

(c)                                  any change in the number of directors of any Group Company;

(d)                                 issuance of any new securities or any instruments that are convertible into securities, excluding (i) any issuance of the Preferred Shares under the Preferred Share Purchase Agreement, (ii) any issuance of Ordinary Shares upon conversion of the Preferred Shares, and (iii) any issuance of Ordinary Shares (or options or warrants therefor) under employee equity incentive plans approved by the Board;

(e)                                  any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Shares;

(f)                                   any action by the Company to authorize, create or issue shares of any class or series of the Company having preferences superior to or on a parity with the Preferred Shares;

(g)                                  any action by the Company to reclassify any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on a parity with the preference of the Preferred Shares;

(h)                                 any repurchase or redemption of any equity securities of the Company other than pursuant to the redemption right of the holders of Preferred Shares as provided in the Restated Memorandum and Articles or contractual rights to repurchase Ordinary Shares from the employees, directors or consultants of the Company upon termination of their employment or services;

(i)                                     decisions in connection with the initial public offering of the Company, including but not limited to the stock exchange, timing, and valuation of initial public offering of the Company;

(j)                                appointment, removal and remuneration of senior management (including Chairman, CEO, COO, CFO) of any Group Company;

(k)                                 the declaration and/or payment of any and all dividends on any securities of any Group Company;

(l)                                     the repurchase by any Group Company of any outstanding securities and any other reduction of capital or similar process;

(m)                             any merger, consolidation, scheme of arrangement, recapitalization or sale of all or substantially all of the assets of any Group Company;

(n)                                 any expenditure, any purchase and disposal of assets and businesses, or any purchase and disposal of assets and businesses worth, in the aggregate, more than RMB five million (RMB5,000,000), per transaction or in the aggregate in a fiscal year, by any Group Company;

(o)                                 any transaction between the Company or any of its subsidiaries on the one hand, and any Related Party, on the other hand;

(p)                                 employment of any Related Party by any Group Company;

(q)                                 any capital expenditures or any capital commitments (i) that are in excess of the amount of ten thousand U.S. dollars (US$10,000) per transaction or fifty thousand U.S. dollars (US$50,000) in the aggregate in a fiscal year; and (ii) that are outside annual budget approved by the Board;

(r)                                    any non-ordinary course of transactions (i) that are in excess of the amount of RMB five million (RMB5,000,000) per transaction or in the aggregate in a period of 12 month; and (ii) that are outside annual budget approved by the Board

(s)                                   incurrence of debt or assumption of any financial obligation or issue, assumption, provision of guarantee or creation of any liability for borrowed money exceeding the amount of RMB five million (RMB5,000,000) per transaction or in the aggregate;

(t)                                    adoption or change of the treasury policy, any material accounting policy or the fiscal year of any Group Company;

(u)                                 establishment of any subsidiary or affiliates and the signing of any shareholders agreement or joint venture agreement by any Group Company;

(v)                                 appointment or change of the auditors;

(w)                               any purchase by any Group Company of equity securities of, or any securities convertible into equity securities of, any other company exceeding the amount of RMB five million (RMB5,000,000);

(x)                                 the adoption of, or amendment to, any employee equity incentive plan of any Group Company;

(y)                                 any change in the business plan or scope of principal business of any Group Company; and

(z)                                  approval of the business plan or the annual budget of the Group Companies.

For the purpose of this Section 10.1, “Related Party” means (i) any shareholder of the Company or any subsidiary, (ii) any director of the Company or any subsidiary, (iii) any officer of the Company or any subsidiary, (iv) any relative (including any spouse, parent, child, grandparent, grandchild, sibling of such person) of a Five Percent Shareholder, director or officer of the Company or any subsidiary and (v) any Person in which any director or officer of the Company or any subsidiary, or in which any Five Percent Shareholder of the Company or any subsidiary, has any interest, other than a passive shareholding of less than 1% in a publicly listed company; “Five Percent Shareholder” means any Person who owns, of record or beneficially, five percent or more of the outstanding voting power of any other Person entitled to vote in the election of directors of such other Person; “Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

11.                               GENERAL PROVISIONS.

11.1.                     Notices.  Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Exhibit B hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Exhibit B; or (d) three (3) business days after deposit with an international overnight delivery service, postage prepaid, addressed to the parties as set forth in Exhibit B with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.  Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication.  A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 11.1 by giving the other party written notice of the new address in the manner set forth above.

11.2.                     Entire Agreement.  This Agreement and the Preferred Share Purchase Agreement, any Ancillary Agreements (as defined in the Preferred Share Purchase Agreement), together with all the exhibits hereto and thereto, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.  .

11.3.                     Governing Law.  This Agreement shall be governed by and construed exclusively in accordance the laws of Hong Kong Special Administrative Region of the People’s Republic of China, as to matters within the scope thereof and without regard to its principles of conflicts of laws.

11.4.                     Severability.  If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties.  In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

11.5.                     Third Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their permitted successors and assigns any rights or remedies under or by reason of this Agreement.

11.6.                     Successors and Assigns.  Subject to the provisions of Section 8.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

11.7.        Interpretation; Captions.  This Agreement shall be construed according to its fair language.  The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.  Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement.

11.8.        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.9.        Adjustments for Share Splits, Etc.  Wherever in this Agreement there is a reference to a specific number of shares of Preferred Shares or Ordinary Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the Preferred Shares or Ordinary Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

11.10.      Aggregation of Shares.  All Preferred Shares or Ordinary Shares held or acquired by affiliated entities or persons (as defined in Rule 144 under the Securities Act) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

11.11.      Dispute Resolution.

(a)           Negotiation Between Parties; Mediation.  The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 11.11(b)) shall apply.

(b)           Arbitration.  In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at Hong Kong International Arbitration Centre (the “Centre”) in accordance with the Centre’s then effective rules (the “Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b). However, if such rules are in conflict with the provisions of this Section 8.17, the provisions of this Section 8.17 shall prevail. The arbitration tribunal shall consist of three arbitrators to be appointed according to the Rules.  The language of the arbitration shall be English.

(c)           Each party to an arbitration hereunder shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(d)           The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(e)           Either party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

11.12.      Further Actions.  Each shareholder of the Company agrees that it shall use its best effort to enhance and increase the value and principal business of the Company.

11.13.      Effective Date.  This Agreement should only take effect and become binding on and enforceable against the parties hereto subject to and upon the Closing of the Preferred Share Purchase Agreement.

— REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK —

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE GROUP COMPANIES

CHINA XUEDA EDUCATION LTD

By:	/s/ Li Rubin
Name: Li Rubin()
Title: Director

CHINA XUEDA CORPORATION LIMITED
()

By:	/s/ Li Rubin
Name: Li Rubin()
Title: Director

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

THE GROUP COMPANIES

By:	/s/ HSU WILLIAM SHANG WI
Name: (HSU WILLIAM SHANG WI)
Title: Legal Representative

By:	/s/ Li Rubin
Name: Li Rubin()
Title: Legal Representative

By:	/s/ Li Rubin
Name: Li Rubin()
Title: Legal Representative

By:	/s/ Li Rubin
Name: Li Rubin()
Title: Legal Representative

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

THE GROUP COMPANIES

Golden Section Holding Corporation

By:	/s/ Jin Xin
Name: Jin Xin()
Title: Director

Goodor Corporation

By:	/s/ Li Rubin
Name: Li Rubin()
Title: Director

Nihao China Corporation

By:	/s/ Yao Jinbo
Name: Yao Jinbo()
Title: Director

New Sky Resources Limited

By:	/s/ Zhu Changyong
Name: Zhu Changyong()
Title: Director

KAIYUAN TECHNOLOGY LIMITED

By:	/s/ Deng Qiang
Name: Deng Qiang()
Title: Director

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

THE FOUNDERS

By:	/s/ Jin Xin
Name: Jin Xin()

By:	/s/ Li Rubin
Name: Li Rubin()

By:	/s/ Yao Jinbo
Name: Yao Jinbo()

By:	/s/ Zhu Changyong
Name: Zhu Changyong()

By:	/s/ Deng Qiang
Name: Deng Qiang()

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

THE SERIES A INVESTOR

CDH XUEDA LIMITED

By:	/s/ Wang Jun
Name:
Title:

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

THE SERIES A2 INVESTORS

Happyall Ltd

By:	/s/ Wang Yafei
Name: Wang Yafei()
Title: Director

Poda Capital Limited

By:	/s/ Chai Chaoming
Name: Chai Chaoming()
Title: Director

Wavesong Ltd

By:	/s/ Song Junbo
Name: Song Junbo()
Title: Director

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

Schedule A

Founders

Name	ID No. /Passport No.
Jin Xin()	110105197702260013
Li Rubin()	372831197709070053
Yao Jinbo()	432321197610190959
Zhu Changyong()	G13919783
Deng Qiang()	110102196711032318

Schedule B

Series A2 Investors

Name	Number of Series A2 Shares at the Closing
Happyall Ltd	3,518,770
Poda Capital Limited	2,262,570
Wavesong Ltd	3,015,580
Total	8,796,920

EXHIBIT A

Original Contribution

Name of Preferred Shareholders	Original Contribution	The number of the Preferred Shares

CDH XUEDA LIMITED	US$500,000 Certain US Dollars equivalent to RMB15,950,000	21,555,920 Series A1 Shares

Series A2 Investors	RMB7,000,000	8,796,920 Series A2 Shares

EXHIBIT B

Notices

To:	Group Companies
Attention:	Li Rubin/Jin Xin
Address:	Room 93.09, 3/F, Jingshi Buliding, No.19 Xinwai Street,
Haidian District, Beijing, 100875 PRC
Tel:	010-5880 0211
Fax:	010-5880 0211

To:	Founders
Address:	Room 93.09, 3/F, Jingshi Buliding, No.19 Xinwai Street,
Haidian District, Beijing, 100875 PRC
Tel:	010-5880 0211
Fax:	010-5880 0211

To:	Series A1 Investor
Attention:	Wang Jun
Address:	Suite 318, Tower B, Grand Pacific Trade Centre,
8A, Guanghua Road, Chaoyang District, Beijing, 100026 PRC
Tel:	010-6581 8388
Fax:	010-6581 5730

To:	Series A2 Investors
Attention:	Wang Yafei
Address:	New Building, Guanghua School of Management
Peking Univ.,Beijing 100871,PRC
Tel:	010-62757916
Fax:	010-62754838